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                                                                    Exhibit 12.1


PSF GROUP HOLDINGS, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                                     PRO FORMA FOR
                                                     FOR THE PERIOD                 FISCAL YEARS ENDED              THE FISCAL YEAR
                                                     MAY 13, 1998 TO                                                      ENDED
                                                     MARCH 27, 1999       MARCH 25, 2000        MARCH 31, 2001        MARCH 31, 2001
                                                                                  (DOLLARS IN THOUSANDS)

Earnings(loss) from continuing operations(a)              (52,922)             (6,986)                37,140              32,213
                                                          -------              ------                 ------              ------
Fixed Charges
Interest Expense                                           17,883              21,265                 24,141              27,952
Debt Expense and Amortization                                 180                 280                    743                 743
Interest Factor of Rental Expense                             223                 292                    402                 462
                                                          -------              ------                 ------              ------

Total Fixed Charges                                        18,286              21,837                 25,286              29,157
                                                          -------              ------                 ------              ------

Earnings (b)                                              (34,636)             14,851                 62,426              61,370
                                                          =======              ======                 ======              ======


Ratio of Earnings to Fixed Charges                             (c)                 (d)                  2.47                2.10

(a) earnings(loss) from continuing operations consists of net income(loss) before income taxes adjusted for minority interest and undistributed earnings or losses from equity investees.

(b) earnings include net income(loss) before income taxes and fixed charges. Fixed charges consist of all interest on indebtedness, amortization of debt expense, and the portion of rental expense which represents an interest factor in these rentals at an assumed rate of 11%.

(c) For the period ended March 27, 1999 the company's earnings were insufficient to cover fixed charges by $52.9 million.

(d) For the fiscal year ended 2000 the company's earnings were insufficient to cover fixed charges by $7.0 million.